Exhibit 10.31

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made this 24th day of March, 2015, by and between Park at 95, LLC (“Landlord”) and Collegium Pharmaceutical, Inc. (“Tenant”).

R E C I T A L S:

A.            Reference is made to an Office Lease Agreement dated August 28, 2012 by and between 780 Dedham Street Holdings, LLC, the predecessor in title to Landlord, and Tenant (the “Lease”) demising approximately 9,675 square feet of rentable square feet of space on the first floor of the building known as Suite 800, located at 780 Dedham Street, Canton, Massachusetts (the “Existing Premises”).

B.            Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C.            Landlord and Tenant now desire to amend the Lease as set forth herein.

D.            Capitalized terms not defined herein shall have the meanings set forth in the Lease.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.             Expansion Space.  Effective as of the date on which Landlord delivers possession of the Expansion Space (as hereinafter defined) to Tenant with the Landlord’s Work Substantially Complete (as hereinafter defined) (the “Expansion Space Commencement Date”), approximately 9,660 rentable square feet of space on the first floor of the Building known as Suite 700, as identified on the plan attached hereto as Exhibit A-1 (the “Expansion Space”) and labeled on said plan as Expansion Space shall be deemed added to and incorporated into the Existing Premises.  The demise and use of the Expansion Space shall be upon and subject to all of the terms and conditions of the Lease, except as expressly set forth in this First Amendment.  Effective as of the Expansion Space Commencement Date, and throughout the Extended Term (as hereinafter defined) all references to the Premises and Existing Premises in the Lease shall include the Expansion Space and all references to Exhibit A in the Lease shall be deemed to include and refer to Exhibit A-1 attached hereto, as applicable.  Effective as of the Expansion Space Commencement Date, the total rentable square footage of the Premises, including the Expansion Space, shall be 19,335 rentable square feet.  The Expansion Space shall be delivered at Landlord’s sole cost and expense (including the cost of all plans and specifications for the Landlord’s Work), in broom clean condition, free of all occupants, personal property, trade fixtures and equipment, in accordance with the plans and specifications attached hereto as Exhibit B (collectively, the “Landlord’s Work”), and, shall be accepted by Tenant in “as-is”, “where-is” condition without any warranty of fitness for use or occupancy, express or implied, except as set forth in this First Amendment.  As part of the Landlord’s Work, Landlord shall, at its sole cost and expense, separately meter Tenant’s electricity for the Expansion Space.  The Landlord’s Work shall be deemed “Substantially Complete” on the date Landlord or Landlord’s contractors have delivered notice to Tenant that the Landlord’s Work has been substantially completed in accordance with the plans and specifications set forth in Exhibit B, including finishes of the same standard as the Existing Premises and Landlord has obtained and delivered a copy to Tenant of a certificate of occupancy or temporary certificate of occupancy allowing Tenant to occupy the Expansion

Space for the Permitted Use.  Tenant shall identify any punchlist items to Landlord in writing within five (5) business days after the date Tenant takes possession of the Expansion Space.  Landlord shall use commercially reasonable efforts to complete such punchlist items within thirty (30) days following Landlord’s receipt of Tenant’s notice thereof.  Tenant agrees that Landlord has no work to perform in or on the Expansion Space to prepare same for Tenant’s use and occupancy except for the Landlord’s Work.  Tenant shall provide Landlord access to the Existing Premises as reasonably needed during and after business hours to complete the Landlord’s Work.  None of the Landlord’s Work as contemplated in this Section shall be considered Required Removables under Article VIII of the Lease.  Notwithstanding the foregoing, any lab-related items, including casework, hoods, air handlers (including without limitation any portion thereof located on the roof or exterior of the Building), lab sinks, and any specialty items such as any equipment related to “gas storage” and “hazardous materials” storage installed by Tenant shall be considered Required Removables under Article VIII of the Lease.  All roof penetrations created by Tenant in the Expansion Space shall be closed and restored back to the condition existing on the date of execution of this First Amendment.

Landlord shall use commercially reasonable efforts to cause the Expansion Space Commencement Date to occur on or before May 1, 2015 (the “Scheduled Expansion Space Commencement Date”).  In the event that the Expansion Space Commencement Date has not occurred on or before September 1, 2015, as such date shall be extended one (1) day for every one (1) day of delay due to (i) any change in the Landlord’s Work requested by Tenant; (ii) any request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason; (iii) any act or omission of Tenant or its employees, agents or contractors which reasonably inhibits the Landlord from timely completing the Landlord’s Work; (iv) governmental delays; or (v) matters of force majeure or any causes beyond the reasonable control of Landlord, Tenant shall be credited one (1) day of Base Rent for the Expansion Space for each one (1) day thereafter until the Expansion Space Commencement Date occurs, such abatement to commence upon the Expansion Space Commencement Date.  It is understood and agreed that the provisions of (i) and (ii) above do not, in any way, obligate Landlord to make any Tenant requested changes to Landlord’s Work or to delay the commencement or completion of Landlord’s Work at Tenant’s request.

2.             Early Access.  Tenant shall have the right to enter the Expansion Space beginning no later than thirty (30) days prior to the Expansion Space Commencement Date, with prior notice to the Building property manager, during normal business hours to install its telecommunications and business equipment (the “Early Access Period”) by, or under the direction or control of, Tenant and as is otherwise in compliance with the terms of the Lease, provided such entry must be coordinated so as not to interfere with the completion of the Landlord’s Work and further provided that such work is completed in accordance with the terms of the Lease, this First Amendment, and the rules and regulations in effect from time to time pursuant to the Lease.  Tenant shall coordinate such entry with Landlord’s property manager.  No Base Rent, Additional Rent, or utilities associated with the Expansion Space shall be payable by Tenant during the Early Access Period.  Prior to entering the Expansion Space Tenant shall obtain all insurance it is required to obtain by the Lease as to the Expansion Space and shall provide certificates of said insurance to Landlord.  Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the sole risk of Tenant.

3.             Extended Term.  The Term of the Lease with regard to the Premises is hereby extended to the date that is five (5) years following the Expansion Space Commencement Date (the “Extended Term”), unless sooner terminated or extended in accordance with the terms of the Lease.  Effective as of the Expansion Space Commencement Date, and throughout the Extended Term all references to the Term in the Lease shall include the Extended Term.  At the request of Landlord, Landlord and Tenant hereby agree to execute a “Commencement Date Agreement” confirming the actual Expansion Space Commencement Date, once the same is determined.

4.             Base Rent.  Prior to the Expansion Space Commencement Date, Tenant will continue to pay Base Rent for the Existing Premises in accordance with Article 1, Section D of the Lease.  Beginning on the Expansion Space Commencement Date and throughout the Extended Term, the Base Rent in respect of the Premises as affected hereby shall be as follows, and shall otherwise be payable as set forth in Article IV of the Lease:

Period	Annual Rent	Monthly Rent	Rent Per Square Foot
Year 1	$212,685.00	$17,723.75	$11.00
Year 2	$222,352.50	$18,529.38	$11.50
Year 3	$232,020.00	$19,335.00	$12.00
Year 4	$238,980.60	$19,915.05	$12.36
Year 5	$246,134.55	$20,511.21	$12.73

If the Expansion Space Commencement Date falls on a date other than the first (1st) day of a calendar month, Tenant’s installment of Base Rent for the partial calendar month in which the Expansion Space Commencement Date occurs, with regard to the Expansion Space only, shall be payable on the Expansion Space Commencement Date, pro-rated on the basis of the number of days of the Term within that calendar month.  During the Extended Term, in addition to Base Rent, Tenant shall continue to be obligated to pay Additional Rent and Tenant’s Pro Rata Share of Expenses and Taxes, as applicable in accordance with the Lease.

5.             Tenant’s Pro Rata Share.  Effective on the Expansion Space Commencement Date, Tenant’s Pro Rata Share as set forth in Article I, Section E shall be 23.6%.

6.             Security Deposit.

(a)         Article VI, Section B, subpart (i) is hereby deleted in its entirety and replaced with the following:

“be in the amount of $96,750.00;”

(b)         Article VI, Sections E and F are hereby deleted in their entirety.  The first sentence of Article VI, Section G is hereby deleted in its entirety.

(c)          Tenant acknowledges that upon execution of this First Amendment by Tenant it shall simultaneously deliver to Landlord the above-referenced Letter of Credit in the amount of $96,750.00 with Landlord named as beneficiary thereof.

(d)         Notwithstanding anything to the contrary in the Lease as amended by this First Amendment, Landlord hereby confirms and agrees that Silicon Valley Bank is acceptable to Landlord as the issuer of the Letter of Credit.

7.             Right of First Offer.  Exhibit E, Section 2 is hereby deleted in its entirety and replaced with the following:

“2. Right of First Offer

(a)           Provided Tenant is not in default under the terms of this Lease beyond applicable cure periods, Tenant shall have a one-time right of first offer to lease each of the spaces contiguous to the Premises and labeled Suite 600 and Suite 900 on the plan attached hereto as Exhibit C that becomes available for occupancy (individually, the “Available Space” and collectively the “Available Spaces”) during the Term subject to and in accordance with the terms and conditions set forth in this Section 2.  If at any time either of the Available Spaces shall become available, Landlord shall notify Tenant thereof in writing (“Landlord’s Available Space Notice”), which notice shall include the anticipated estimated date upon which such Available Space shall become available for occupancy by Tenant, the term of the lease for the Available Space and the financial terms upon which Landlord would lease the space to Tenant along with a floor plan showing the approximate rentable square footage thereof.  Tenant shall have the right to lease all such Available Space described in Landlord’s Available Space Notice only by giving written notice to Landlord within five (5) business days after Tenant receives Landlord’s Available Space Notice, time being of the essence.  If Tenant so elects to lease the subject Available Space, such Available Space shall be leased upon the terms and conditions contained in Landlord’s Available Space Notice and otherwise upon the terms and conditions of this Lease.  It is understood and agreed that the subject Available Space shall be leased by Tenant in its then “as-is”, “where-is” condition, without warranty or representation by Landlord and Landlord shall have no obligation to complete any work to prepare the applicable Available Space for Tenant’s use and occupancy or provide any allowance or contribution therefor except to the extent provided otherwise in Landlord’s Available Space Notice or agreed upon by Landlord and Tenant.  In the event Tenant exercises the foregoing election, Landlord shall prepare, and Tenant and Landlord shall promptly execute and deliver, an amendment to this Lease reflecting the terms and conditions for the lease of the Available Space.  In the event Tenant and Landlord have not executed such amendment to lease within ten (10) days of Tenant’s election to lease the subject Available Space, for reasons other than any delay by Landlord, Landlord may market the subject Available Space to other prospective tenants.  For the purposes hereof, space shall be deemed “available for occupancy” when any lease or occupancy agreement (including extension periods) has expired or is due to expire within not less than six (6) months, or Landlord has elected not to renew the lease of the present tenant, and any prior options, rights or rights to lease with respect to such Available Space have expired or been waived and Landlord is free to lease such space to third parties without restriction.

(b)           If Tenant fails to timely exercise any of its rights hereunder, the right(s) granted hereunder as to the applicable Available Space shall be deemed waived for all purposes, and Landlord may lease the applicable Available Space to any party and upon any terms free of any rights of Tenant.  Tenant, following such waiver and within ten (10) business days of Landlord’s request therefor, shall execute and deliver to Landlord a certification, in recordable form if provided by Landlord in such form, confirming the waiver of such right.

(c)           Tenant understands that its rights under this Section are and shall be subject and subordinate to any extension rights, expansion rights, options to lease or any rights of first negotiation, first offer or first refusal to lease granted to other tenants of the Building prior to the date of execution and delivery of this First Amendment, or to the terms of any leases, including extension and expansion rights and subject to Landlord’s right to extend the term of an existing tenant(s) within the Available Spaces even if such tenants’ lease does not contain a right to extend.  In addition, any space currently vacant and available as of the date of the First Amendment to Lease shall not be deemed Available Space or available for occupancy.”

8.             Parking.  The first sentence of the first paragraph of Exhibit E, Section 3, Parking, is hereby deleted in its entirety and replaced with the following:

“Tenant shall have the right to use, on a non-reserved, non-exclusive basis, parking in the parking lot adjacent to the Building at a ratio of four (4) vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (i.e. non-reserved parking for seventy-seven (77) motor vehicles based upon Tenant’s occupancy of 19,335 rentable square feet; the foregoing referred to herein as “Tenant’s Parking Rights”).”

9.             Surrender of Premises.  Article XXX is hereby amended by inserting the following after “ … and the Required Removables” in the first sentence:

“and any Hazardous Materials introduced to the Premises by Tenant or its agents, officers, employees, contractors, or subcontractors”

10.          Brokers.  Landlord and Tenant each warrant and represent to the other that they have dealt with no brokers in connection with the negotiation or consummation of this First Amendment other than DTZ, and in the event of any brokerage claim against either party by any person claiming to have dealt with either Landlord or Tenant in connection with this First Amendment, the party with whom such person claims to have dealt shall defend and indemnify the other party against such claim.  Landlord shall be responsible for any commission due DTZ or Landlord’s Broker with respect to this First Amendment per separate agreement.

11.          Notice.  Article I, Section L of the Lease is hereby amended to provide as follows:  Notices to Landlord shall be sent to Park at 95, LLC, c/o First Highland Management & Development Corp. c/o Donna Folsom, 65 Sprague Street, West B, Hyde Park, MA 02136, Attention: Matthew O’Connor, with a copy to Sherin and Lodgen, LLP, 101 Federal Street, Boston, MA 02110, Attention: Deborah Howitt Easton.  Rent shall be payable to Park at 95, LLC at the following address: c/o First Highland Management & Development Corp., 65 Sprague Street, West B, Hyde Park, MA 02136, Attention: Donna Folsom.

12.          Ratification.  In all other respects the Lease shall remain unmodified and shall continue in full force and effect, as amended hereby.  The parties hereby ratify, confirm, and reaffirm all of the terms and conditions of the Lease, as amended hereby.

[Signatures appear on next page]

IN WITNESS WHEREOF the parties hereto have executed this First Amendment to Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

TENANT:		LANDLORD:

Collegium Pharmaceutical, Inc.,		Park at 95, LLC,
a Virginia corporation		a Massachusetts limited liability company

By:	/s/ Paul Brannelly	By:	/s/ Matthew O’Connor
Name:	Paul Brannelly	Name:	Matthew O’Connor
Title:	Chief Financial Officer	Title:	Member

EXHIBIT A-1

EXPANSION SPACE PLAN

PRELIMINARY LAYOUT FOR:

COLLEGIUM

THIS SHEET

BUILDING KEY PLAN

EXPANSION SPACE

PROPOSED FLOOR PLAN

FLOOR PLAN SUMMARY

PRIVATE OFFICES	8
CONFERENCE ROOM	2
6X8 WORKSTATIONS	36

DEMOLITION PLAN FOR:

COLLEGIUM

THIS SHEET
BUILDING KEY PLAN
EXPANSION SPACE

DEMOLITION FLOOR PLAN

EXHIBIT B

LANDLORD’S WORK PLANS AND SPECIFICATIONS

Referenced Floor Plans:

SP1 and DP1 dated 11-24-2014

Items listed below apply to the expansion area only

1.              Demolition:

Remove all existing finish flooring and base.

Remove all walls and other items as indicated on demolition plan.

Removal of ceiling system is selective. Ceilings in individual rooms which are not demolished are to remain. Ceilings in large areas are to remain and be extended into areas where rooms have been demolished.

Save light fixtures for reuse.

Save doors and frames for reuse.

2.              Interior Partitions:

New interior walls shall be constructed of 3-5/8” x 25 Ga. metal studs at 16” O/C with 1/2” gypsum wallboard on both sides.  Walls shall extend to 6” above the ceiling grid.

3.              Doors, Frames and Hardware:

Reuse existing doors, frames and hardware wherever possible. Provide new units (to match existing) as required by new layout.

Relocate existing transom glass to Training Room.

4.              Ceilings:

Existing ceilings to remain and be repaired (replacing any broken/stained ceiling tiles), with new (to match adjacent areas) only as required by new layout. Also refer to demolition notes above.

5.              Floor Finishes:

Provide new carpet (to match existing adjacent space) at private offices, conference rooms, open office areas and training room.

Provide Armstrong Standard Excelon vinyl floor tile at storage rooms, break room, copy/print room and server room.

Provide new 4” vinyl base on all walls.

Provide Decorib, by Mats, Inc. new entry carpet at vestibule.

6.              Paint:

Gypsum board walls throughout the expansion space shall be painted, and shall receive one primer and two finish coats of latex eggshell finish paint (which shall be selected by Tenant to match Suite 800).

All hollow metal door frames in the expansion area to be painted shall receive a primer and two finish coats of latex acrylic semi gloss paint (which shall be selected by Tenant to match Suite 800).

7.              Lighting:

Reuse existing 18 cell 2x4 recessed parabolic fluorescent fixtures. Provide new fixtures to match existing as required by new layout.  Replace any bulbs and ballasts in existing fixtures.

Each room and area shall be individually switched.

8. Power:

Provide 8 dedicated 20A circuits for tenant’s open office work stations.

Provide 3 dedicated 20A receptacles for tenant’s office equipment at locations to be determined.

Provide 16 duplex convenience outlets (on two 20A circuits) at locations to be determined.

Provide pull strings and plaster rings for tel/data drops.

9. HVAC:

Existing system diffusers and ductwork will be relocated, with new ductwork, diffusers, controls & equipment as required by new layout.  Landlord shall ensure that the HVAC system is balanced and that the size and all zones/controls are appropriate for the configuration of the space.

10. Plumbing:

Sink at break room is existing to remain.

11. Fire Protection:

Existing sprinkler system is to be modified as required by new layout.

12. Life Safety:

Modify and add to existing emergency lighting, exit signs, fire extinguishers and fire alarm horn/strobe units as required by new layout.

13. Misc:

Repair existing perimeter window blinds as required for proper operation and uniform appearance.

Relocate existing casework to copy/print room.

14. Work not included:

Installation of telephone and computer wiring, outlets and equipment.

Furnishings including, but not limited to, open office work stations and reception desk.

Security system.

END

EXHIBIT C

PLAN SHOWING AVAILABLE SPACE

See attached.

SUITE 100
SUITE 200
SUITE 300
SUITE 400
SUITE 500
SUITE 600
SUITE 700
SUITE 800
SUITE 900